Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® ANNOUNCES RECEIPT OF CONSENT UNDER CREDIT FACILITY
NEW YORK, N.Y. (November 16, 2005) — BISYS announced today that it has obtained a consent from the lenders under its Senior Unsecured Credit Facility (the “Credit Facility”) to extend the cure periods with respect to defaults resulting from the Company’s failure to file certain required financial reports and to deliver the related compliance certificates. The cure periods have been extended as follows: (i) to December 15, 2005 with respect to its Form 10-Q for the fiscal quarter ended March 31, 2005, (ii) to December 31, 2005 with respect to its Form 10-K for the fiscal year ended June 30, 2005 and (iii) to January 31, 2006 with respect its Form 10-Q for the fiscal quarter ended September 30, 2005. As previously announced, the filings of the aforementioned reports are being delayed pending completion of the Company’s restatement of certain of its previously issued financial results.
The Company has agreed that it will not request additional credit extensions under the Credit Facility until such time as it files its Form 10-K for the fiscal year ended June 30, 2005. The Company believes that its operating cash flows and cash on hand will be sufficient to support its near term working capital and other cash requirements, and that additional credit under the Credit Facility will not be necessary through the extension date.
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About BISYS

The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting The BISYS Group, Inc.’s operations, markets, services and related products, prices and other factors discussed in The BISYS Group, Inc.’s periodic filings with the Securities and Exchange Commission.
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